UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                     (Amendment No.  4  )*

                      HON INDUSTRIES INC.
                      - - - - - - - - - -
                        (Name of Issuer)

                          Common Stock
                - - - - - - - - - - - - - - - -
                 (Title of Class of Securities)

                          438092 10 8
                        - - - - - - - -
                         (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13G

CUSIP No.      438092 10 8

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Terrence L. Mealy
          ###-##-####

2    n/a

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

5    n/a

6    SHARED VOTING POWER

          3,434,008

7    n/a

8    SHARED DISPOSITIVE POWER

          3,434,008

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,434,008

10   n/a

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%

12   TYPE OF REPORTING PERSON*

          IN

                          SCHEDULE 13G

CUSIP No.      438092 10 8

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Loretta B. Mealy
          ###-##-####

2    n/a

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

5    n/a

6    SHARED VOTING POWER

          3,434,008

7    n/a

8    SHARED DISPOSITIVE POWER

          3,434,008

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,434,008

10   n/a

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%

12   TYPE OF REPORTING PERSON*

          IN

ITEM 1.  (a)  NAME OF ISSUER:

                    HON INDUSTRIES INC.

ITEM 1.  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    414 East Third Street
                    Muscatine, Iowa 52761

ITEM 2.  (a)  NAME OF PERSON FILING:

                    Terrence L. Mealy
                    Loretta B. Mealy

ITEM 2.  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    301 EAST SECOND STREET
                    MUSCATINE, IOWA 52761

ITEM 2.  (c)  CITIZENSHIP:

                    United States

ITEM 2.  (d)  TITLE OF CLASS OF SECURITIES:

                    Common Stock

ITEM 2.  (e)  CUSIP NUMBER:

                    438092 10 8

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
         OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

ITEM 4.  OWNERSHIP:

               (a)  Amount Beneficially Owned:

                         3,434,008

               (b)  Percent of Class:

                         5.6%

               (c)  Number of shares as to which each person has:

                         (i)  sole power to vote or to
                                direct the vote             N/A

                        (ii)  shared power to vote or to
                                direct the vote             3,434,008

                       (iii)  sole power to dispose or to
                                direct the disposition of   N/A

                        (iv)  shared power to dispose or to
                                direct the disposition of   3,434,008

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY:

                    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                    Not Applicable

ITEM 10.  CERTIFICATION:

                    Not Applicable

SIGNATURE:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:          January 25, 1999

SIGNATURE:     /s/ Terrence L. Mealy
               ---------------------

NAME/TITLE:    Terrence L. Mealy

DATE:          January 25, 1999

SIGNATURE:     Loretta B. Mealy
               --------------------

NAME/TITLE:    Loretta B. Mealy